                                                                    EXHIBIT 12.1

                         U.S. TIMBERLANDS COMPANY, L.P.

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(A)

                         (DOLLAR AMOUNTS IN THOUSANDS)

                            HISTORICAL    PRO FORMA(B) HISTORICAL PRO FORMA(B)
                          --------------- ------------ ---------- ------------
                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                       -----------------------
                          AUGUST 30, 1996
                              THROUGH      YEAR ENDED
                           DECEMBER 31,   DECEMBER 31,
                               1996           1996        1996        1997
                          --------------- ------------ ---------- ------------
Net loss.................    $(13,036)      $(23,373)   $(1,947)    $(1,988)
Fixed charges............       8,642         23,922      6,318       5,980
                             --------       --------    -------     -------
Earnings (loss)..........    $ (4,394)      $    549    $ 4,371     $ 3,992
                             ========       ========    =======     =======
Interest expense.........    $  7,316       $ 23,592    $ 5,319     $ 5,898
Amortization of deferred
 financing fees and debt
 guarantee fees..........       1,326            330        999          82
                             --------       --------    -------     -------
Fixed charges............    $  8,642       $ 23,922    $ 6,318     $ 5,980
                             ========       ========    =======     =======
Ratio of earnings (loss)
 to fixed charges........        (.51)x          .02x       .69x        .67x
                             ========       ========    =======     =======

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(a) No computation of ratio of earnings to fixed charges is shown for the periods ended prior to August 30, 1996 as the Predecessor participated in Weyerhaeuser's centralized cash management system and therefore had no indebtedness or fixed charges.

(b) Gives effect to the Weyerhaeuser Acquisition, the Ochoco Acquisition and related refinancing, and the Transactions as if these events were consummated as of the beginning of the periods presented. The pro forma results of operations are not necessarily indicative of the results that would have occurred had these events been consummated as of January 1, 1996 or that might be attained in the future.